EXHIBIT 5.1

[Letterhead of Investment Technology Group, Inc.]

May 11, 2007

Investment Technology Group, Inc.
380 Madison Avenue
New York, New York 10017

Re:	Investment Technology Group, Inc. - Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (Registration No. 333-89290)

Ladies and Gentlemen:

I am General Counsel to Investment Technology Group, Inc., a Delaware corporation (the “Company”).  The Company previously registered a total of 12,500,000 shares of common stock of the Company under the Securities Act of 1933, as amended (the “Act”), pursuant to the Company’s Registration Statement on Form S-8, Registration No. 333-89290, filed with the Securities and Exchange Commission (the “Commission”) on May 29, 2002 (the “Original Registration Statement”), as amended by the Amendment No. 1 to the Original Registration Statement filed with the Commission on March 31, 2006 (the “Amendment No. 1” and together with the Original Registration Statement, the “Existing Registration Statement”), to be issued in connection with the Investment Technology Group, Inc. 1994 Stock Option and Long-term Incentive Plan, as amended and restated (the “1994 Option Plan”), and the Investment Technology Group, Inc. Non-Employee Directors’ Stock Option Plan, as amended and restated (the “Non-Employee Directors Plan” and together with the 1994 Option Plan, the “Prior Plans”). On May 8, 2007, the stockholders of the Company approved the Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan (the “2007 Plan”), into which the Prior Plans were merged.  The 2007 Plan does not authorize any additional shares in excess of the shares covered by the Prior Plans.  Therefore, the Company is filing a Post-Effective Amendment No. 2 to the Existing Registration Statement (the “Amendment No. 2”) to reflect the fact that the Company has merged the Prior Plans into the 2007 Plan.  However, no additional shares are being registered pursuant to the Amendment No. 2.

As of the date of this opinion letter, a total of 5,186,208 shares of common stock of the Company (the “Shares”) which were registered in connection with the Prior Plans, and are now issuable under the 2007 Plan, have not been issued.

In connection with this opinion letter, I have examined the Amendment No. 2, the Existing Registration Statement and originals, or copies certified or otherwise identified to my satisfaction, of the Certificate of Incorporation of the Company, the Bylaws of the Company, the Prior Plans, the 2007 Plan and such other documents, records and other instruments as I have deemed appropriate for the purposes of the opinion set forth herein.

Based upon the foregoing, I am of the opinion that the Shares to be originally issued by the Company have been duly authorized by the Company and, when issued and delivered by the Company in the manner and on the terms described in the 2007 Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Amendment No. 2.  In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ P. Mats Goebels
Managing Director, General Counsel
and Secretary